EXHIBIT 3.1(d)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ENERGY ADVISORS PORTFOLIO L.P.

This Amendment to the Certificate of Limited Partnership of ENERGY ADVISORS PORTFOLIO L.P. (the “Partnership”), dated as of June 29, 2010, has been duly executed as is being filed by the undersigned, as an authorized person, to amend the Certificate of Limited Partnership, as amended, in accordance with Section 17-202 of the Delaware Revised Uniform Limited Partnership Act.

WHEREAS, the name under which the Partnership was originally formed is “Citigroup Energy Advisors Portfolio L.P.”;

WHEREAS, the name under which the Partnership is currently operating is “Energy Advisors Portfolio L.P.”

WHEREAS, the original Certificate of Limited Partnership of the Partnership (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on January 30, 2006;

WHEREAS, the Partnership’s general partner has changed its address from 55 East 59th Street—10th Floor, New York, NY 10022 to 522 Fifth Avenue—14th Floor, New York, NY 10036.

NOW, THEREFORE, in consideration of the foregoing, the text of the Original Certificate, as amended, is hereby amended as follows:

The Article “THIRD” is hereby deleted in its entirety and, in lieu thereof, is inserted the following:

“THIRD: The name and business address of the sole general partner is:

Ceres Managed Futures LLC

522 Fifth Avenue—14th Floor

New York, New York 10036”

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership as of the date first above written.

By:	Ceres Managed Futures LLC,
General Partner

By:	/s/ Jennifer Magro
Jennifer Magro
Authorized Person